Exhibit 10.1

STOCK PURCHASE AGREEMENT

between

BWAY CORPORATION

and

THE PERSONS IDENTIFIED AS SELLERS ON THE SIGNATURE PAGES HERETO

Dated as of August 20, 2009

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

		Page

Section 10.2	Amendment; Waivers, etc.	43
Section 10.3	Expenses	43
Section 10.4	Governing Law, etc.	43
Section 10.5	Successors and Assigns	44
Section 10.6	Entire Agreement	44
Section 10.7	Severability	44
Section 10.8	Counterparts; Effectiveness; Third Party Beneficiaries	45

Schedule I	Allocation Schedule
Schedule II	Preferred Stock Redemption Amount

Exhibit A	Legal Opinion of Chuhak & Tecson, P.C.
Exhibit B	Landlord Estoppel Certificate

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of August 20, 2009 (this “Agreement”), is made by and among BWAY Corporation, a Delaware corporation (“Buyer”) and each of the Persons identified as “Sellers” on the signature pages hereto (each a “Seller” and collectively, the “Sellers”). Capitalized terms used herein shall have the meanings assigned to such terms in the text of this Agreement or in Section 9.1.

R E C I T A L S:

WHEREAS, the Sellers own all of the issued and outstanding shares of common stock, having no par value per share (the “Common Stock”) of Central Can Company, Inc., a Delaware corporation (the “Company”) (the “Shares”); and

WHEREAS, the Sellers wish to sell the Shares to Buyer, and Buyer wishes to purchase the Shares from the Sellers, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1

Sale and Purchase of Shares

Section 1.1 Sale and Purchase of Shares. Subject to the terms and conditions hereof, at the Closing, the Sellers shall sell the Shares to Buyer, free and clear of all Liens, and Buyer shall purchase the Shares from the Sellers, for an amount in the aggregate equal to the Purchase Price, such Purchase Price subject to adjustment as set forth in Section 1.3(b).

Section 1.2 Closing. The closing of the sale and purchase of the Shares (the “Closing”) shall take place remotely by the exchange of documents and signatures by facsimile or electronic mail with originals to follow by overnight courier on August 20, 2009, unless another time, date or place is agreed to in writing by the parties. The date on which the Closing occurs is referred to hereinafter as the “Closing Date”. The deliveries described in ARTICLE 6 shall be mutually interdependent and shall be regarded as occurring simultaneously, and no such delivery shall become effective or shall be deemed to have occurred until all of the other deliveries provided for in ARTICLE 6 shall also have occurred or been waived in writing. Such deliveries shall be deemed to have occurred, and the Closing shall be deemed effective as of 12:01 a.m. C.D.T. on the Closing Date. At the Closing:

(a) Sellers shall deliver to Buyer, one or more certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps;

(b) Buyer shall pay to the Sellers, by wire transfer of immediately available funds to accounts, which shall be designated by the Sellers’ Representative at least three Business Days prior to the Closing Date, a pro rata portion, determined in accordance with the allocations set forth on Schedule I (the “Allocation Schedule”), of amounts which in the aggregate equal the sum of the Purchase Price, minus (i) the amount of Estimated Indebtedness, minus (ii) the amount of Estimated Company Transaction Expenses, minus (iii) the amount of the DN Advisory Fee, minus (iv) the amount of the Preferred Stock Redemption Amount and (v) without double-counting any amounts taken into account in clauses (i), (ii) or (iii) above, any amounts paid by Buyer pursuant to Section 6.2(d) or Section 6.2(i), (the “Base Purchase Price”);

(c)Buyer shall pay to each of the Preferred Shareholders, on behalf of the Company, the Preferred Stock Redemption Amount, in the amounts set forth on Schedule II by wire transfer in immediately available funds to accounts which shall be designated by each Preferred Shareholder; and

(d) Buyer shall pay to DN Partners, LLC, by wire transfer of immediately available funds to an account which shall be designated by the Sellers’ Representative at least three Business Days prior to the Closing Date, an amount equal to the DN Advisory Fee.

Section 1.3 Purchase Price Adjustment.

(a) Closing of the Books on the Closing Date. In preparation for the Closing, the Sellers shall use their reasonable best efforts to cause a full balance sheet closing to take place on the Closing Date as if it were the last day of a fiscal period for the Company.

(b) Pre-Closing Adjustment. At least one Business Day prior to the Closing Date, the Sellers’ Representative shall prepare based on all available information and deliver to Buyer a statement (the “Estimated Closing Statement”) consisting of (i) an estimated calculation in reasonable detail of the aggregate amount of Indebtedness (other than the U.S. Steel Note, all obligations of the Company under credit cards issued by Fifth Third Bank, the obligations to Soudronic which are scheduled to be paid after Closing, and the payments due to Severstal Wheeling and Kemeny Overseas Packaging (BAO Steel), all of which Company shall pay in accordance with their terms after the Closing) of the Company as of immediately prior to the Closing (“Estimated Indebtedness”), (ii) an estimated calculation in reasonable detail of the aggregate unpaid Company Transaction Expenses as of immediately prior to the Closing (the “Estimated Company Transaction Expenses”), (iii) the amount of the DN Advisory Fee, and (iv) the amount to be paid to the holders of the Preferred Stock as contemplated by Section 6.2(i).

Section 1.4 Withholding. Notwithstanding any other provision of this Agreement, and for the avoidance of doubt, (a) each payment made pursuant to this Agreement shall be made net of any Taxes required by applicable Law to be deducted or withheld from such payment and (b) any amounts deducted or withheld from any such payment shall be remitted to the applicable Governmental Authority and shall be treated for all purposes of this Agreement as having been paid. The party making any such deduction or withholding shall furnish to the other party official receipts (or copies thereof) evidencing the payment of any such Taxes.

Section 1.5 Sellers’ Representative.

(a) Effective upon the execution of this Agreement and without the further act of any Person, DN Partners, LLC shall be irrevocably appointed as agent and attorney-in-fact (the “Sellers’ Representative”) for each of the Sellers with full power of substitution and full power and authority to represent each such Seller and his or its successors with respect to all matters arising under this Agreement. Without limiting the generality of the foregoing, the Sellers’ Representative shall have full power and authority, on behalf of each Seller and his, her or its successors, to interpret all the terms and provisions of this Agreement, to dispute or fail to dispute any claim, to assert claims, to negotiate and compromise any dispute which may arise under this Agreement, to sign documents with respect to any such dispute and to authorize delivery of any payments to be made with respect thereto. If for any reason DN Partners, LLC is unable to serve as the Sellers’ Representative or while serving as the Sellers’ Representative resigns as or otherwise ceases to be the Sellers’ Representative, the Sellers, by vote of a majority of the percentages set forth on the Allocation Schedule, shall appoint another Seller as a substitute Sellers’ Representative.

(b) The Sellers’ Representative shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Person, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Sellers’ Representative shall be read into this Agreement or otherwise be imposed on the Sellers’ Representative. In performing his or her functions and duties under this Agreement, the Sellers’ Representative shall act solely as the agent for the Sellers, and the Sellers’ Representative shall not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any other Person. All actions, decisions and instructions of the Sellers’ Representative shall be conclusive and binding upon all of the Sellers as if expressly signed and ratified by him, her or it, and the Sellers’ Representative shall not be liable to any of the Sellers or to Buyer for any act done or omitted hereunder as the Sellers’ Representative except for any loss resulting from fraud or willful misconduct on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of the Sellers’ Representative’s duties hereunder.

(c) Buyer shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to this Agreement, and any and all claims and notices of Sellers shall be asserted through the Sellers’ Representative. Buyer and its Affiliates (including, after the Closing, the Company) shall be entitled to rely conclusively, and shall be fully protected in relying conclusively (without further evidence or independent investigation of any kind whatsoever), on the power and authority of the Sellers’ Representative and on any document executed or purported to be executed on behalf of any of the Sellers by the Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any of the Sellers by the Sellers’ Representative, as fully binding upon such Sellers.

(d) Buyer and its Affiliates (including, after the Closing, the Company) shall have no liability to any of the Sellers for any acts or omissions of the Sellers’ Representative, or any acts or omissions taken or not taken by any Persons at the direction of the Sellers’ Representative.

ARTICLE 2

Representations and Warranties of the Sellers

The Sellers represent and warrant to Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 2.1 Corporate Status. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each of the jurisdictions specified in Section 2.1 of the Sellers’ Disclosure Letter, which includes each jurisdiction in which the nature of its business or the properties owned, leased or operated by it makes such qualification necessary. The Sellers have delivered to Buyer complete copies of the Organizational Documents of the Company as currently in effect, and the Company is not in violation of any provision of such Organizational Documents.

Section 2.2 Corporate and Governmental Authorization.

(a) The Sellers have all requisite power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of the Sellers’ obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of the Sellers. The Sellers have duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Sellers enforceable against the Sellers in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer and conveyance laws and other similar laws of general application relating to or affecting the rights and remedies of creditors.

(b) The execution and delivery of this Agreement by the Sellers and the performance of their obligations hereunder require no action by or in respect of, or filing with, any Governmental Authority, other than any actions or filings under Laws the absence of which would not be, individually or in the aggregate, materially adverse to the Company, or materially impair the ability of the Sellers to consummate the transactions contemplated hereby or the ability of the Company to continue to conduct its business following the Closing.

Section 2.3 Non-Contravention. The execution and delivery of this Agreement by the Sellers and the performance of their obligations hereunder do not and will not (a) conflict with or breach any provision of the Organizational Documents of the Sellers or the Company, (b) assuming compliance with the matters referred to in Section 2.2(b), conflict with or breach any provision of any applicable Law, (c) except as set forth on Section 2.3 of the Sellers’ Disclosure Letter, require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any material agreement or other instrument to which any Seller or the Company is a party (including any Material Contract) or any material Permit affecting the assets or business of the Company or (d) result in the creation or imposition of any Lien other than Permitted Liens on any Assets.

Section 2.4 Capitalization; Title to Shares.

(a) The authorized capital stock of the Company consists of (i) 10,000 shares of Common Stock, of which 7,350 shares are issued and outstanding and (ii) 10,000 shares of Preferred Stock, of which 5,000 shares are issued and outstanding. The Shares have been duly authorized and validly issued and are fully paid and nonassessable. Each Seller owns the Shares set forth on Section 2.4(a) of the Sellers’ Disclosure Letter, beneficially and of record, free and clear of any Lien. Upon delivery of and payment for the Shares at the Closing, Buyer will acquire good and valid title to all of the Shares, free and clear of any Lien. As of the Closing, all shares of Preferred Stock shall have been validly redeemed by the Company as provided in this Agreement and no such shares shall remain outstanding.

(b) Except as set forth in Section 2.4(a), there are no outstanding (i) shares of capital stock of or other voting or equity interests in the Company, (ii) securities of the Company convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company, (iii) options or other rights or agreements, commitments or understandings of any kind to acquire from the Company, or other obligation of the Sellers or the Company to issue, transfer or sell, any shares of capital stock of or other voting or equity interests in the Company or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company, (iv) voting trusts, proxies or other similar agreements or understandings to which the Sellers or the Company is a party or by which the Sellers or the Company is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in the Company or (v) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.

Section 2.5 No Subsidiary or Ownership Interests. The Company does not own any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any Person.

Section 2.6 Financial Statements; Accounting Controls.

(a) The Sellers have delivered to Buyer complete copies of (i) audited financial statements of the Company at and for the periods ended December 31, 2007 and December 31, 2008 (the last such date, the “Balance Sheet Date”), together with the report of the Company’s independent auditors thereon (collectively, the “Audited Financial Statements”) and (ii) unaudited interim financial statements of the Company at and for the period ended June 30, 2009 (the “Unaudited Financial Statements”), including in the case of each of clauses (i) and (ii) a balance sheet and statements of income or operations, cash flows and retained earnings or shareholders’ equity (the Audited Financial Statements and the Unaudited Financial Statements, collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto) and, except as set forth in Section 2.6 (a) of Seller’s Disclosure Letter, present fairly in all material respects the financial position, results of operations and cash flows of the Company at and for the respective periods indicated (subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and to normal year-end adjustments which will not be material to the Company).

(b) The Company has devised and maintained systems of internal accounting controls with respect to the Business sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorization and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

Section 2.7 No Undisclosed Material Liabilities. The Company has no material liabilities or obligations, whether absolute, known, unknown, accrued, contingent or otherwise and whether due or to become due, except (a) as set forth in Section 2.7 of the Sellers’ Disclosure Letter, (b) liabilities and obligations to the extent disclosed or reserved against in the Reference Balance Sheet or specifically disclosed in the notes thereto and (c) liabilities and obligations that were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice.

Section 2.8 Absence of Certain Changes. Since the Balance Sheet Date (or in the case of clause (e) below, since August 1, 2009), except as set forth in Section 2.8 of the Sellers’ Disclosure Letter and except to the extent disclosed in footnotes to the Financial Statements, the business of the Company has been conducted in the ordinary course consistent with past practice and there has not been:

(a) To Seller’s Knowledge, any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) any declaration or payment of any dividend or other distribution with respect to any Company Securities, or (except as provided in Section 6.2(i)) any redemption or other acquisition by the Company of any Company Securities;

(c) any amendment or modification of the Organizational Documents of the Company or of the terms of any Company Securities;

(d) any incurrence of any Indebtedness by the Company, other than pursuant to existing credit facilities of Company, including, without limitation, all obligations of the Company under credit cards issued by Fifth Third Bank;

(e) any repayment of any portion of any Indebtedness of the Company, other than daily fluctuations in the Company’s revolving line of credit with Fifth Third Bank;

(f) any creation or other incurrence of any Lien on any material Asset of the Company other than Permitted Liens;

(g) any loan, advance or capital contribution to or investment in any Person by the Company;

(h) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or the Assets;

(i) any (i) change in any method of accounting or accounting principles or practices by the Company except for any such change required by reason of a concurrent change in GAAP or (ii) revaluation of any material Assets;

(j) any (i) grant or payment of any severance or termination pay to (or amendment to any such existing arrangement with) any current or former director, officer, employee or independent contractor of the Company, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) establishment, adoption or amendment of any employment, severance, termination, retention or change of control, deferred compensation or other similar agreement entered into with any director, officer or employee of the Company, (iv) establishment, adoption or amendment of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company, (v) amendment, modification or termination of any existing Company Benefit Plan in any manner that would increase the liability of the Company, (vi) grant of new equity awards to any director, officer, employee or independent contractor of the Company, (vii) acceleration of the vesting or payment of, or funding or in any other way securing the payment, compensation or benefits under, any Company Benefit Plan or (viii) other increases in salaries, bonuses or other compensation or benefits payable to any director, officer, employee or independent contractor of the Company;

(k) any capital expenditures or commitments for capital expenditures, in an amount in excess of $2,000,000 in the aggregate, by the Company;

(l) any material Tax election made or changed, any annual Tax accounting period changed, any method of Tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material proposed Tax adjustments or assessments, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered, in each case, by the Company;

(m) any material payments made to, discounting in favor of or any other consideration extended to customers or suppliers by the Company, other than in the ordinary course of business consistent with past practice;

(n) any failure to pay or satisfy when due any material liability of the Company;

(o) any sale, transfer, lease, exclusive license or other disposition of any Asset, except for Inventory sold in the ordinary course of business consistent with past practice;

(p) any acquisition of capital stock or assets of any other Person;

(q) any amendment, cancellation, compromise or waiver of any material claim or right of the Company; or

(r) any agreement or commitment by the Company to do any of the foregoing or any action or omission by the Company that would reasonably be expected to result in any of the foregoing.

Section 2.9 Material Contracts.

(a) Except as disclosed in Section 2.9 of the Sellers’ Disclosure Letter, the Company is not a party to or bound by:

(i) any agreement relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset);

(ii) any letters of credit;

(iii) any joint venture, partnership, limited liability company or other similar agreements or arrangements (including any agreement providing for joint research, development or marketing);

(iv) any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any business, capital stock or assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) any Leases;

(vi) any agreement that (A) limits the freedom of the Company to compete in any line of business or with any Person or in any area or that would so limit the freedom of Buyer or its Affiliates or the Company after the Closing or (B) contains exclusivity obligations or restrictions binding on the Company or that would be binding on Buyer or any of its Affiliates after the Closing;

(vii) any agreement or series of related agreements for the purchase of materials, supplies, goods, services, equipment or other assets (including sales, distribution, agency and similar agreements) that provides for aggregate payments by the Company over the remaining term of such agreement or related agreements of $500,000 or more or under which the Company made payments of $1,000,000 or more during the twelve-month period ending on the Balance Sheet Date;

(viii) any sales, distribution, agency or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments to the Company over the remaining term of the agreement of $500,000 or more or under which payments of $1,000,000 or more were made to the Company during the twelve-month period ending on the Balance Sheet Date; or

(ix) any agreement under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Company or (B) the Company has directly or indirectly guaranteed any liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business).

(b) Each agreement, commitment, arrangement or plan disclosed in the Sellers’ Disclosure Letter or required to be disclosed therein pursuant to this Section 2.9 or Section 2.10, 2.11, 2.15, 2.16 or 2.20 (each, a “Material Contract”) is a valid and binding agreement of the Company, except as such enforcement may be limited by: (A) any applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer and conveyance laws and other similar laws of general application relating to or affecting the rights and remedies of creditors; or (B) general principles of equity, whether considered in a proceeding at law or equity, and is in full force and effect, and neither the Company nor, to the Knowledge of the Sellers, any other party thereto is in default or breach in any material respect under (or is alleged to be in default or breach in any material respect under) the terms of, or has provided or received any notice of any intention to terminate, any such Material Contract, and, to the Knowledge of the Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder. Complete copies of each such Material Contract (including all modifications and amendments thereto and waivers thereunder) have been delivered to Buyer.

Section 2.10 Properties.

(a) Title to Assets. The Company has good and valid title to, or otherwise have the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of the assets (real and personal, tangible and intangible), that are used or held for use in connection with the Business or are reflected on the Reference Balance Sheet or were acquired after the date of the Reference Balance Sheet (collectively, the “Assets”) except for Inventory sold in the ordinary course of business consistent with past practice, in each case free and clear of any Lien other than Permitted Liens. Any Permitted Liens on the Assets, individually or in the aggregate, do not materially interfere with the current use of any such Asset by the Company or materially detract from the value of any such Asset.

(b) Sufficiency of Assets. The Assets constitute all of the assets required for the conduct of the Business. To the Knowledge of the Sellers, (i) the plants, buildings, structures and material equipment included in the Assets are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use and (ii) there are no facts or conditions affecting any material Assets that would reasonably be expected, individually or in the aggregate, to interfere with the use, occupancy or operation of such Assets.

(c) Owned Real Property. The Company owns no real property.

(d) Leased Real Property. Section 2.10(d) of the Sellers’ Disclosure Letter lists all real property leased by the Company (the “Leased Real Property”, and the lease pursuant to which such real property is leased, together with any amendments and modifications thereto, the “Leases”). The Company has good and valid leasehold interests in the Leases, free and clear of any Liens other than Permitted Liens and easements, covenants and other encumbrances and restrictions of record that do not materially impair the current use of the Facility. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property.

(e) Facility. To the Knowledge of the Sellers, the Facility (i) is in good operating condition and repair, subject to normal wear and tear, (ii) is supplied with adequate utilities and other services necessary for the current use of the Facility, and (iii) except as set forth on Section 2.10(e) of the Sellers’ Disclosure Letter, is structurally sound and free of material defects that would interfere with the current use of the Facility, with no material unperformed alterations or repairs by the lessor or lessee required by the applicable Lease or any applicable Law or Permit.

Section 2.11 Intellectual Property.

(a) Owned Intellectual Property. Section 2.11(a) of the Sellers’ Disclosure Letter lists all Intellectual Property owned by the Company (the “Owned Intellectual Property”) that is registered or subject to an application for registration. The Company is the exclusive owner of the Owned Intellectual Property set forth in Section 2.11(a) of the Sellers’ Disclosure Letter and, to the Knowledge of the Sellers, of the Trade Secrets owned by the Company. All Persons (including current and former employees and independent contractors) who create or contribute to material Owned Intellectual Property have validly and irrevocably assigned to the Company in writing all of their rights therein that did not initially vest with the Company by operation of law.

(b) Licenses and Other Agreements. Section 2.11(b) of the Sellers’ Disclosure Letter lists all agreements to which the Company is a party or is otherwise bound that relate to Intellectual Property, including (i) licenses of Intellectual Property to the Company by any other Person (other than any “shrink wrap licenses”), (ii) licenses of Intellectual Property to any other Person by the Company, (iii) agreements otherwise granting or restricting the right to use Intellectual Property and (iv) agreements transferring, assigning, indemnifying with respect to or otherwise relating to Intellectual Property used or held for use in the Business, in each case to the extent material to the Business.

(c ) No Infringement. The conduct of the Business does not infringe or otherwise conflict with the rights of any Person in respect of any Intellectual Property. To the Knowledge of the Sellers, none of the Owned Intellectual Property is being infringed or otherwise used or being made available for use by any Person without a license or permission from the Company, except as set forth in Section 2.11(c) of the Sellers’ Disclosure Letter.

Section 2.12 Litigation. Except as set forth in Section 2.12 of the Sellers’ Disclosure Letter, (a) there is no Litigation pending or, to the Knowledge of the Sellers, threatened against or affecting the Company or any of the Assets and (b) there are no settlement agreements or similar written agreements with any Governmental Authority and no outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Authority against or adversely affecting the Company or any of the Assets.

Section 2.13 Compliance with Laws; Licenses and Permits.

(a) The Company is, and since January 1, 2004 have been, in compliance in all material respects with applicable laws, statutes, ordinances, rules, regulations, judgments, injunctions, orders and decrees (“Laws”) and, to the Knowledge of the Sellers, is not under investigation with respect to any material violation of any applicable Laws.

(b) The Company has all licenses, franchises, permits, certificates, approvals or other similar authorizations issued by Governmental Authorities and affecting, or relating to, the Assets or required for the operation of the Business (the “Permits”), except for such Permits the failure of which to hold would not be, individually or in the aggregate, materially adverse to the Company, or materially impair the ability of the Sellers to consummate the transactions contemplated hereby or the ability of the Company to continue to operate the Business following the Closing. Except as set forth in Section 2.13(b) of the Sellers’ Disclosure Letter, (i) the Permits are valid and in full force and effect, (ii) the Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

Section 2.14 Environmental, Health and Safety Matters. Except as set forth in Section 2.14 of the Sellers’ Disclosure Letter:

(a) The Company has complied and is in compliance in all material respects with all applicable Environmental Laws and has obtained and is in compliance in all material respects with all applicable Environmental Permits.

(b) Since January 1, 2004, no notice of violation or alleged violation, notification of liability or potential liability or request for information has been received by the Company relating to or arising out of any Environmental Law. No order has been issued and is currently in effect, and since January 1, 2004, no penalty or fine has been assessed, involving the Company relating to or arising out of any Environmental Law.

(c )No Release of Hazardous Substances by the Company or any of its predecessors in interest has occurred since February 1, 1990 at, on, above, under or from any properties currently or formerly owned, leased, operated or used by the Company or any predecessors in interest, that has resulted or would reasonably be expected to result in any Remedial Action.

(d) Neither the Company nor any predecessors in interest, nor to the Knowledge of Sellers, any other Person caused or taken any action since February 1, 1990 that would reasonably be expected to result in any material liability or obligation relating to (i) the environmental conditions at, on, above, under or about any properties or assets currently or formerly owned, leased, operated or used by the Company or any predecessors in interest or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, Release or threatened Release of, or exposure to, Hazardous Substances.

(e) The Sellers have provided to Buyer all environmental site assessments, audits, investigations and studies in the possession, custody or control of the Sellers or the Company, relating to properties or assets currently or formerly owned, leased, operated or used by the Company.

Section 2.15 Employees, Labor Matters, etc.

(a) The Company is not a party to or otherwise bound by any collective bargaining agreement, and there are no labor unions or other organizations or groups representing, purporting to represent, or to the Knowledge of Sellers, attempting to represent any employees employed by the Company. Since January 1, 2006 there has not occurred or, to the Knowledge of the Sellers, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime by, or lockout of, or other similar labor activity or organizing campaign with respect to, any employees of the Company. The Company is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, withholding of taxes, employment discrimination, disability rights or benefits, equal opportunity, labor relations, worker classification, employee leave issues and unemployment insurance and related matters. Except as disclosed in Section 2.15 of the Sellers’ Disclosure Letter and except for instances that would not be, individually or in the aggregate, material, the Company has not received notice of (i) any unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board or any other Governmental Authority, (ii) any charge or complaint against the Company pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices or (iii) any complaint or lawsuit against the Company concerning employees or former employees of the Company alleging employment discrimination or violations of occupational safety and health requirements pending before a court of competent jurisdiction.

(b) Prior to the Closing Date, the Company will not have incurred any liability under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied as of the Closing Date.

Section 2.16 Employee Benefit Plans and Related Matters; ERISA.

(a) Disclosure. Section 2.16(a) of the Sellers’ Disclosure Letter lists all Company Benefit Plans (including a written description of any oral Company Benefit Plans). With respect to each such Company Benefit Plan, the Sellers have provided or made available to Buyer complete and correct copies of (i) all related plan documents, trust agreements, insurance contracts or other funding arrangements, (ii) the two most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iii) the two most recent Forms 5500 with all attachments required to have been filed with the IRS or the Department of Labor, and all schedules thereto, (iv) the most recent IRS determination letter with respect to each Company Benefit Plan, (v) all current summary plan descriptions, (vi) all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other Governmental Authority (including a written description of any oral communication) and (vii) all current employee handbooks and manuals. The Company has not communicated to any current or former employee any intention or commitment to amend or modify any Company Benefit Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

(b) Qualification. Each Company Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS indicating it is so qualified and, to the Knowledge of the Sellers, there are no existing circumstances or events that would reasonably be expected to adversely affect the qualified status of any plan. Each Company Benefit Plan has been operated in all material respects in accordance with applicable Law.

(c) Liability; Compliance.

(i) Each Company Benefit Plan that is subject to the minimum funding standards of the Code or ERISA satisfies such standards under sections 412 and 302 of the Code and ERISA, respectively, and no waiver of such funding has been sought or obtained. In addition, no such Company Benefit Plan incurred an “accumulated funding deficiency” within the meaning of the predecessors to sections 412 or 302 of the Code and ERISA, respectively, whether or not waived.

(ii) Neither the Company nor any of its ERISA Affiliates have incurred (either directly or indirectly, including as a result of an indemnification obligation) any liability under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans, and no event, transaction or condition has occurred or exists that could result in any such liability to the Company, any of its ERISA Affiliates or, following the Closing Date, Buyer or any of its Affiliates. All contributions and premiums required to have been paid by the Company or any of its ERISA Affiliates to any Company Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law (including ERISA and the Code) or collective bargaining agreement have been paid within the time prescribed by any such plan, agreement or applicable Law.

(iii) Other than routine claims for benefits, there are no pending or, to the Knowledge of the Sellers, threatened or anticipated claims (A) by or on behalf of any Company Benefit Plan or any employee or beneficiary covered under any Company Benefit Plan, or otherwise involving any Company Benefit Plan or its assets, or (B) by or on behalf of any current or former employee of the Company relating to his or her employment, termination of employment, compensation or employee benefits. None of the Company Benefit Plans is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor or any other Governmental Authority, domestic or foreign.

(iv) The Company has no liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company except as required to avoid the excise tax under section 4980B of the Code.

(v) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (A) except as set forth on Section 2.16(c)(v) in the Sellers’ Disclosure Letter, entitle any current or former employee, consultant, officer or director of the Company to severance pay or any other payment, (B) except as set forth on Section 2.16(c)(v) in the Sellers’ Disclosure Letter, result in any payment becoming due, accelerate the time of payment or vesting of benefits, or increase the amount of compensation due to any such employee, consultant, officer or director, (C) result in any forgiveness of indebtedness, trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Benefit Plan or (D) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in section 280G(b)(1) of the Code). No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by section 4999 of the Code or any taxes required by section 409A of the Code.

Section 2.17 Tax Matters. Except as set forth in Section 2.17 of the Sellers’ Disclosure Letter:

(a) Filing and Payment. To the Knowledge of Sellers, all Tax Returns required to be filed by, on behalf of or with respect to the Company have been duly and timely filed and are complete and correct in all material respects. Section 2.17(a) of the Sellers’ Disclosure Letter lists all of the states, territories and jurisdictions in which such income, franchise, sales or use Tax Returns with respect to the Company were filed for the past three years, and complete copies of all such Tax Returns have been made available to Buyer. All Taxes (whether or not reflected on such Tax Returns) required to be paid with respect to, or that could give rise to a Lien on the Assets of, the Company have been duly and timely paid. All Taxes owed by the Company for any taxable period (or a portion thereof) ending on or prior to the Closing Date which are not yet due and payable have been or will be on or prior to the Closing Date properly reserved for on the books and records of the Company and reflected on the Financial Statements. All Taxes required to be withheld by the Company have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose.

(b) Financial Records. All accounting entries (including charges and accruals) for Taxes with respect to the Company reflected on the books of the Company (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate to cover any material Tax liabilities accruing through the end of the last period for which the Company ordinarily record items on their respective books. Since the end of the last period for which the Company ordinarily record items on their respective books, the Company has not engaged in any transaction, or taken any other action, other than in the ordinary course of business, that would reasonably be expected to result in a materially increased Tax liability or materially reduced Tax Asset.

(c) Procedure and Compliance. All Tax Returns filed with respect to Tax years of the Company through the Tax year ended December 31, 2005 has been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. No written agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes with respect to the Company, and no written power of attorney with respect to any such Taxes have been filed or entered into with any Governmental Authority. Except as set forth in Section 2.17(c) of Sellers’ Disclosure Letter, the time for filing any Tax Return with respect to the Company has not been extended to a date later than the date of this Agreement. The Sellers have not received notice that any Taxes with respect to the Company are currently under audit, examination or investigation by any Governmental Authority or the subject of any judicial or administrative proceeding. No Governmental Authority has asserted or threatened to assert any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against the Company with respect to any taxable period for which the period of assessment or collection remains open. No adjustment that would materially increase the Tax liability, or materially reduce any Tax Asset of the Company has been made and the Sellers have not received notice that any such adjustment is proposed or threatened by a Governmental Authority during any audit of any taxable period which would reasonably be expected to be made, proposed or threatened in an audit of any subsequent taxable period. No material elections for Tax purposes (including any entity classification elections) have been made with respect to the Company that are in force or by which the Company is bound. No jurisdiction (whether within or without the United States) in which the Company has not filed a particular type of Tax Return has asserted that the Company is required to file such Tax Return in such jurisdiction.

(d) Tax Sharing, Consolidation and Similar Arrangements. The Company (i) has not received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local law), in either case that would be binding upon the Company after the Closing Date, (ii) is not or has never been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes or (iii) has no liability for the Taxes of any Person (whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, pursuant to any Tax sharing or indemnity agreement or other contractual agreements (“Tax Agreements”), or otherwise).

(e) Certain Events. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date or (iv) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign law) made with respect to any Pre-Closing Tax Period. The Company has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c). The Company has not been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution that could otherwise constitute a “plan” or “series of related transactions” in conjunction with the transaction contemplated by this Agreement. The Company is not a party to a “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code. No withholding of Taxes is required in connection with the payment of the Purchase Price.

Section 2.18 Insurance. Section 2.18 of the Sellers’ Disclosure Letter lists, and the Sellers have made available to Buyer, complete copies of all insurance policies (including fidelity bonds and other similar instruments) relating to the Assets, the Business or the employees, officers or directors of the Company. There is no claim by or with respect to the Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. All premiums payable under such policies have been timely paid, and the Sellers and the Company have otherwise complied fully with the terms and conditions of such policies. Such policies (or other policies providing substantially similar insurance coverage) have been in effect continuously since January 1 of the third calendar year preceding the Balance Sheet Date and remain in full force and effect. Such policies are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company. To the Knowledge of the Sellers, since the time any such policies were last renewed or issued, there has not been any threatened termination of, premium increase with respect to or alteration of coverage under, any of such policies.

Section 2.19 Finders’ Fees. Except for DN Partners, LLC, whose fees and expenses will be paid pursuant to Section 6.2(d) or by the Sellers, there is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of the Sellers or the Company who might be entitled to any fee or commission from Buyer or any of its Affiliates (including, after the Closing, the Company) upon consummation of the transactions contemplated hereby.

Section 2.20 Transactions with Affiliates. Section 2.20 of the Sellers’ Disclosure Letter sets forth every business relationship (other than normal employment relationships) between the Company, on the one hand, and any Seller or any officer, director, employee or stockholder or family member (or any entity in which any of them has a material financial interest, directly or indirectly) of any Seller, on the other hand. None of said parties (other than such Seller) owns any assets which are used in the Business, or is engaged in any business which competes with the Business.

Section 2.21 Customers. Except as set forth on Section 2.21 of the Sellers’ Disclosure Letter, no customer which accounts for five percent (5%) or more of gross revenue of the Company has notified the Company or the Sellers that it, and to the Knowledge of Sellers, no such customer, intends to reduce or cease doing business with Company.

Section 2.22 Inventories. All Inventory reflected on the Reference Balance Sheet consists of items of a quantity and quality historically useable and/or saleable in the normal course of business.

Section 2.23 Receivables.

(a) The accounts receivable set forth on the Reference Balance Sheet, and all accounts receivable arising since the Reference Balance Sheet, represent bona fide claims of the Company against debtors for sales of goods, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, contracts or customer requirements. Said accounts receivable are subject to no defenses, counterclaims or rights of setoff and are fully collectible in the ordinary course of business without cost in collection efforts therefore (other than costs incurred in the ordinary course of business) at their aggregate recorded amount, except as set forth on Section 2.23(a) of the Sellers’ Disclosure Letter.

(b) Section 2.23(b) of the Sellers’ Disclosure Letter sets forth a true, complete and accurate list of all accounts receivable of Seller as of the Balance Sheet Date.

Section 2.24 Bank Accounts. Section 2.24 of the Sellers’ Disclosure Letter sets forth a complete and correct list containing the names of each bank in which the Company has an account or safe deposit or lock box, the account or box number, as the case may be, and the name of every person authorized to draw thereon or having access thereto.

ARTICLE 3

Representations and Warranties of Buyer

Buyer represents and warrants to the Sellers, as of the date hereof and as of the Closing Date, as follows:

Section 3.1 Corporate Status. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 3.2 Corporate and Governmental Authorization.

(a) Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the performance of its obligations hereunder has been duly authorized by all requisite corporate action of Buyer. Buyer has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer and conveyance laws and other similar laws of general application relating to or affecting the rights and remedies of creditors.

(b) The execution and delivery of this Agreement by Buyer and the performance of its obligations hereunder require no action by or in respect of, or filing with, any Governmental Authority other than any actions or filings under Laws the absence of which would not be, individually or in the aggregate, materially adverse to Buyer or materially impair the ability of Buyer to consummate the transactions contemplated hereby.

Section 3.3 Non-Contravention. The execution and delivery of this Agreement by Buyer and the performance of its obligations hereunder do not and will not (a) conflict with or result in any violation or breach of any provision of any of the Organizational

Documents of Buyer, (b) assuming compliance with the matters referred to in Section 3.2(b), conflict with or result in any violation or breach of any provision of any applicable Law or (c) require any consent or other action by any Person under any provision of any material agreement or other instrument to which Buyer is a party.

Section 3.4 Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

Section 3.5 Litigation. There is no Litigation pending against, or, to the Knowledge of Buyer, threatened against or affecting, Buyer before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 3.6 Finders’ Fees. Except for Mesirow Financial, whose fees and expenses will be paid by Buyer, there is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Buyer who might be entitled to any fee or commission from the Sellers or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

ARTICLE 4

Certain Covenants

Section 4.1 Conduct of the Business. From the date hereof until the Closing, the Sellers shall cause the Company to take or to refrain from taking any actions in its control that would cause any representation or warranty in Article II hereof to be untrue as of the Closing.

Section 4.2 Confidentiality. The Confidentiality Agreement, dated as of May 15, 2009, between the Sellers and Buyer (as such agreement may be amended from time to time, the “Confidentiality Agreement”) shall continue in full force and effect until the Closing, at which time it shall automatically terminate. From and after the Closing: (i) the Sellers, on the one hand, and Buyer, on the other hand, shall, and shall cause their respective Affiliates and representatives to, maintain in confidence this Agreement and any written, oral or other information related to the negotiation hereof, (ii) the Sellers shall, and shall cause its respective Affiliates and representatives to, maintain in confidence any written, oral or other information relating to the Company obtained by virtue of the Sellers’ ownership of the Company prior to the Closing and (iii) Buyer shall, and shall cause its Affiliates and representatives to, maintain in confidence any written, oral or other information of or relating to the Sellers (other than information relating to the

Company) obtained by virtue of Buyer’s ownership of the Company from and after the Closing, except, in each case, to the extent that the applicable party is required to disclose such information by judicial or administrative process or pursuant to applicable Law or such information can be shown to have been in the public domain through no fault of the applicable party.

Section 4.3 Further Assurances. Following the Closing, the Sellers shall, and shall cause their respective Affiliates and their Affiliates’ representatives to, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by Buyer or the Company, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby, or otherwise to carry out the intent and purposes of this Agreement.

Section 4.4 Public Announcements. Except as required by applicable Law or stock exchange rules, neither Buyer nor the Sellers shall make, or permit any of their Affiliates or representatives to make, any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party.

Section 4.5 Resignations. At the Closing, the Sellers shall deliver to Buyer the resignations of all directors of the Company and of all persons who Buyer notifies the Sellers’ Representative will not be officers of the Company after the Closing Date.

Section 4.6 Mutual Release and Waiver of Claims.

(a) Release of Company. As of the Closing, each Seller hereby irrevocably waives and releases the Company and any present and former directors, officers, agents and employees of the Company, from any and all actions, claims, causes of action or liabilities of any nature, in law or equity, known or unknown, and whether or not heretofore asserted, which the Sellers ever had, now has or hereafter can, shall or may have against any of the foregoing for, upon or by reason of any matter, cause or thing whatsoever since the formation of the Company to the Closing. Notwithstanding the foregoing, nothing in this Section 4.6(a) shall be construed to constitute a waiver or release of (i) any claim that a Seller may have under this Agreement, including without limitation, any right to indemnification that such Seller may have under Article 8, (ii) any right to indemnification under the Company’s Organizational Documents that such Seller or its Affiliates may have as a current or former director and/or officer of the Company, (iii) if applicable, any claim that a Seller may have arising under such Seller’s employment agreement with the Company, or (iv) any right or claim under any Directors and Officers Insurance Policy of the Company.

(b) Release of Sellers. As of the Closing, the Company hereby irrevocably waives and releases each Seller, from any and all actions, claims, causes of action or liabilities of any nature, in law or equity, known or unknown, and whether or not heretofore asserted, which the Company or any of its Affiliates ever had, now has or hereafter can, shall or may have against each Seller, upon or by reason of any matter, cause or thing whatsoever since the formation of the Company to the Closing. Notwithstanding the foregoing, nothing in this Section 4.6(b) shall be construed to constitute a waiver or release of (i) any claim that the Company may have under this Agreement, including without limitation, any right to indemnification that the Company may have under Article 8 or (ii) any claim arising from any action or inaction constituting fraud or intentional violation of law on the part such Seller.

ARTICLE 5

Tax Matters

Section 5.1 Books and Records; Cooperation. Buyer and the Sellers shall (and shall cause their respective Affiliates to) (a) provide the other party and its Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any taxing authority or any judicial or administrative proceeding relating to Taxes and (b) retain (and provide the other party and its Affiliates with reasonable access to) all records or information which may be relevant to such Tax Return, audit, examination or proceeding, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

Section 5.2 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer tax and any similar Tax) shall be paid by the Sellers when due, and the Sellers will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

Section 5.3 Tax Agreements. Prior to the Closing Date, the Sellers shall terminate all Tax Agreements to which the Company is a party such that the Company shall have no obligations thereunder following the Closing.

Section 5.4 No Section 108(i) Election. The Sellers shall not make (or permit to be made) any election under Section 108(i) of the Code (or any similar provision under state, local or foreign Law) that applies to any income or deduction realized by the Company prior to the Closing.

ARTICLE 6

Conditions Precedent

Section 6.1 Conditions to Obligations of Buyer and the Sellers. The obligations of Buyer and the Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following condition:

(a) No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law.

Section 6.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a) Representations; Performance. The representations and warranties of the Sellers contained in this Agreement and in any certificate or other writing delivered pursuant hereto (i) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects or (ii) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, except that the Fundamental Representations shall be true and correct in all respects, in each case at and as of the date hereof and at and as of the Closing Date with the same effect as though made at and as of the Closing Date. The Sellers shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the Sellers at or prior to the Closing. The Sellers’ Representative shall have delivered to Buyer a certificate, dated as of the Closing Date, signed by a duly authorized officer of the Sellers’ Representative to the effect set forth above in this Section 6.2(a).

(b) Consents. The Sellers shall have received all consents, authorizations or approvals or delivered all notices required under the Material Contracts listed in Section 6.2(b) of the Sellers’ Disclosure Letter, in each case in form and substance reasonably satisfactory to Buyer, and no such consents, authorizations, approvals or notices shall have been revoked.

(c ) No Litigation, etc. No Litigation shall have been filed and be pending, no Governmental Authority shall have notified Buyer, the Sellers or the Company of its intention to commence, or recommend the commencement of, Litigation and no Law shall have been enacted, entered, enforced, promulgated or issued with respect to or deemed applicable to, which in any case seeks or purports to challenge, prohibit, interfere with, limit, delay, restrain, impose damages or other material obligations in connection with or increase the cost of, the consummation of the transactions contemplated by this Agreement, including without limitation the acquisition, ownership, voting or disposition by Buyer of any Shares and the ownership, control or operation by Buyer, the Company or any of their respective Affiliates of a material portion of the Business or Assets.

(d) Termination of Agreements. The Company shall have satisfied and discharged as of the Closing Date all obligations arising under all of the following agreements, with written acknowledgement by the counterparties to such agreements of such satisfaction and discharge in form acceptable to Buyer delivered at the Closing, it being agreed that (x) all amounts required to satisfy any payment obligations of the Company thereunder shall be satisfied with funds provided by Buyer at the Closing upon and subject to satisfaction of all closing conditions of Buyer (and, for the avoidance of doubt, the amount of such funds shall reduce the Purchase Price as provided in Article II hereunder) and (y) the repayment of indebtedness shall be accompanied by the filing of all instruments necessary to evidence the release of any Liens or guaranties relating to such indebtedness:

(i) all agreements evidencing any indebtedness for borrowed money of the Company, (other than the U.S. Steel Note, all obligations of the Company under credit cards issued by Fifth Third Bank, the obligations to Soudronic which are scheduled to be paid after Closing, and the payments due to Severstal Wheeling and Kemeny Overseas Packaging (BAO Steel), all of which Company shall pay in accordance with their terms after the Closing);

(ii) all agreements (written or oral) with DN Partners or other Affiliates of the Company (other than any employment agreements with any of the Sellers), including without limitation the Stock Purchase and Shareholders Agreement, dated July 26, 2002, by and among the Company, DN Partners and the other parties signatory thereto and the Preferred Stock Purchase Agreement dated June 18, 2002, as amended;

(iii) that certain letter agreement, dated March 13, 2009, by and between the Company and DN Partners, LLC, it being understood that such letter agreement will be terminated for an amount of Six Hundred and Fifty Thousand Dollars ($650,000);

(iv) that certain letter agreement, dated August 1, 2002, by and between the Company and DN Partners, LLC for financial and management consulting services, it being understood that such letter agreement will be terminated for an amount of Sixty Thousand Dollars ($60,000);

(v) the Employment Agreement of Terry Kline shall have been amended to remove the provisions relating to the Kline Bonus Payment; and

(vi) all agreements (written or oral) with William Ruba, other than the employment agreement listed on Section 2.16(a) of the Sellers’ Disclosure Letter (and any rights to payments upon a sale of the Company shall have been waived).

(e) FIRPTA Certificate. The Company has delivered to Buyer a statement, as contemplated under and meeting the requirements of sections 1.897-2(g)(2) and 1.1445-2(c)(3) of the Treasury Regulations, to the effect that the Shares do not constitute a U.S. real property interest as of the Closing Date under section 897(c)(1) of the Code and the Treasury Regulations.

(f) Opinion. Buyer shall have received an opinion, dated the Closing Date, from, Chuhak & Tecson, P.C., counsel to the Company and the Sellers, in the form attached hereto as Exhibit A.

(g) Landlord Estoppel Certificate. Buyer shall have received an estoppel certificate, dated as of the Closing Date, from CenterPoint Properties Trust, substantially in the form attached hereto as Exhibit B.

(h) Bank Accounts. The Sellers shall have caused the Company to execute signature cards under which the only Persons entitled to draw on the accounts listed on Section 2.24 of the Sellers’ Disclosure Letter shall be those Persons identified by Buyer no less than two Business Days prior to the Closing.

(i) Redemption of the Preferred Stock. All issued and outstanding shares of Preferred Stock shall have been redeemed immediately prior to the Closing for an aggregate amount of Nine Hundred Twenty-Three Thousand Seventy-Seven Dollars ($923,077) (such aggregate amount, the “Preferred Stock Redemption Amount”),with funds provided by Buyer as provided in Section 1.2 at the Closing upon and subject to satisfaction of all closing conditions of Buyer (and, for the avoidance of doubt, the amount of such funds shall reduce the Purchase Price as provided in Article II hereunder), and the Sellers’ Representative shall have delivered to Buyer a release and waiver of claims in favor of the Company and Buyer, duly executed by each holder of Preferred Stock, in form and substance reasonably satisfactory to Buyer.

(j) W-9 Forms. Buyer shall have received from each holder of Preferred Stock, a valid and executed IRS Form W-9.

Section 6.3 Condition to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional condition:

(a) Representations; Performance. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and shall be repeated and shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of such time. Buyer shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer at or prior to the Closing. Buyer shall have delivered to the Sellers’ Representative a certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer to the effect set forth above in this Section 6.3(a).

ARTICLE 7

Termination

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the written agreement of Buyer and the Sellers’ Representative;

(b) by either Buyer or the Sellers’ Representative by notice to the other party, if:

(i) the Closing shall not have been consummated on or before the Business Day following the date hereof (the “End Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time; or

(ii) (A) there shall be any Law that makes consummation of the Closing illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining Buyer or the Sellers from consummating the Closing is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

(c ) by Buyer by notice to the Sellers’ Representative, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Sellers or the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 6.2(a) not to be satisfied, and such breach is incapable of being cured by the End Date, provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if Buyer is then in material breach or violation of its representations, warranties or covenants contained in this Agreement; or

(d) by the Sellers’ Representative by notice to Buyer, if a l breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause the condition set forth in Section 6.3(a) not to be satisfied, and such breach is incapable of being cured by the End Date, provided, however, that the Sellers’ Representative shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if the Sellers are then in material breach or violation of its representations, warranties or covenants contained in this Agreement; or

Section 7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect without liability of any party (or any of its directors, officers, employees, stockholders, Affiliates, agents, representatives or advisors) to the other party hereto, provided, however, no such termination shall relieve either party of liability for a breach of this Agreement. The provisions of this Section 7.2 and Section 9.1, Section 9.2, Section 10.1 and Section 10.4 shall survive any termination hereof pursuant to Section 7.1.

ARTICLE 8

Indemnification

Section 8.1 Survival. The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the eighth (8th) month anniversary of the Closing Date; provided that the representations and warranties in Section 2.4 (collectively, the “Fundamental Representations”) shall survive indefinitely or until the latest date permitted by law. The covenants and agreements of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 8.2 Indemnification by the Sellers. From and after the Closing, and subject to this Article 8, each Seller shall, severally and not jointly (in proportion to the Common Stock ownership percentage set forth on Schedule 1) defend, indemnify and hold harmless each of Buyer, its Affiliates and, after the Closing, the Company, and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for, any and all Losses resulting from (a) any inaccuracy in or breach of any representation or warranty when made or deemed made by the Sellers in or pursuant to this Agreement, (b) any breach or default in performance by the Sellers (or, prior to the Closing, the Company) of any covenant or agreement under this Agreement or (c) Company Transaction Expenses, the Indebtedness of the Company as of immediately prior to the Closing and the DN Advisory Fee, in each case, solely to the extent the amounts relating thereto are not included in the computation set forth in Section 1.3(b).

Section 8.3 Indemnification by Buyer. From and after the Closing, and subject to this Article 8, Buyer shall defend, indemnify and hold harmless each Seller and their officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses resulting from (a) any inaccuracy in or breach of any representation or warranty made or deemed made by Buyer in or pursuant to this Agreement or (b) any breach or default in performance by Buyer of any covenant or agreement under this Agreement.

Section 8.4 Limitations on Indemnity. Buyer and the Sellers agree, for themselves and on behalf of the Buyer Indemnitees and the Sellers Indemnitees:

(a) No Buyer Indemnitee will assert any claims for indemnification under Section 8.2(a): (i) until such time as the aggregate amount of all Losses that Buyer Indemnitees may have under Section 8.2(a) exceeds $200,000 (the “Indemnity Threshold”), and then only for the aggregate amount of all Losses in excess of the Indemnity Threshold, subject to the maximum cap set forth in Section 8.4(a) of the Sellers’ Disclosure Letter. For avoidance of doubt, and for example purposes only, if a claim for indemnification were made in the amount of One Million Two Hundred Thousand Dollars ($ 1,200,000), the Buyer Indemnitees would bear Two Hundred

Thousand Dollars ($200,000) and Sellers would bear One Million Dollars ($1,000,000) of such claim. Notwithstanding anything to the contrary set forth herein, the Indemnity Threshold and the other provisions of this Section 8.4 will not apply to the obligations of the Sellers to indemnify the Buyer Indemnitees in connection with (x) an inaccuracy in or breach of the Fundamental Representations made by the Sellers or the representations made by the Sellers in clauses (b) or (e) of Section 2.8, (y) in connection with any fraud or (z) any breach of Section 4.6; provided, however, that Buyer Indemnitees collectively shall not be entitled to recover from the following Sellers for one or more claims in connection with any breach of the representations and warranties described in Article 2 of this Agreement, any breach or default in performance by such Sellers of any covenant or agreement under this Agreement or for any action based on a fraudulent representation or warranty made in this Agreement more than the following amounts in the aggregate with respect to all such claims: Three Hundred Fifty-One Thousand Five Hundred Eight Dollars ($351,508) from the Dorian Mlsna Trust dated May 27, 1993: One Million Three Hundred Eighteen Thousand Four Hundred Seventy-Nine Dollars ($1,318,479) from the Peter Giammanco, Jr. Marital Trust. With respect to any claim against the Dorian Mlsna Trust dated May 27, 1993 or the Peter Giammanco, Jr. Marital Trust, based on fraud, such claim must be based on the actual knowledge of the fraud by Dorian Mlsna, Trustee of each such trust, prior to the Closing; provided, further, the foregoing limitation to indemnification would still be subject to the Two Hundred Thousand Dollars ($200,000) Indemnity Threshold and the maximum cap set forth in Section 8.4(a) of the Sellers’ Disclosure Letter where applicable. In the event a claim is made in connection with any fraud, the Buyer Indemnitees will not be restricted by the limitation of Common Stock ownership percentage set forth in Section 8.2 and instead will be entitled to recover fully, without limitation, against the Seller accountable for such fraud.

(b) For purposes of this Article 8, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or similar qualification, and without regard to any qualification or requirement that a matter be or not be “reasonably expected” to occur, contained in or otherwise applicable to such representation or warranty provided that this Section 8.4(c) shall not apply to Sections 2.6, 2.7, 2.8, the definition of “Material Contract”, Section 2.11(b) or Section 2.16(a).

(c ) The rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations, warranties and covenants of the Sellers and Buyer’s rights to indemnification with respect thereto shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer (including by any of its advisors, consultants or representatives) or by reason of the fact that Buyer or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 8.5 Notification of Claims; Third Party Claims.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article 8, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 8 except to the extent the Indemnifying Party is materially prejudiced by such failure. The parties agree that (i) in this Article 8 they intend to shorten (in the case of the limited survival periods specified in Section 8.1) the applicable statute of limitations period with respect to certain claims, (ii) notices for claims in respect of a breach of a representation, warranty, covenant or agreement (other than a post-Closing covenant) must be delivered prior to the expiration of any applicable survival period specified in Section 8.1 for such representation, warranty, covenant or agreement, (iii) notices for claims in respect of a breach of a post-Closing covenant must be delivered prior to the date that is six months after the last day of the effective period of such post-Closing covenant and (iv) any claims for indemnification for which notice is not timely delivered in accordance with this Section 8.5 shall be expressly barred and are hereby waived, provided that if, prior to such applicable date, a party shall have notified any other party in accordance with the requirements of this Section 8.5 of a claim for indemnification under this Article 8 (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article 8 notwithstanding the passing of such applicable date.

(b) Upon receipt of notice of a claim for indemnity from an Indemnified Party pursuant to this Section 8.5 in respect of a pending or threatened claim or demand by a Third Party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (such claim or demand being a “Third Party Claim” and including without limitation a pending or threatened claim or demand asserted by a Third Party against the Indemnified Party), the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of such Third Party Claim (at the expense of such Indemnifying Party and so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for Losses related to such Third Party Claim); provided that counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives notice from the Indemnifying Party as contemplated by the preceding sentence. If the Indemnifying Party does not promptly assume the defense of such Third Party Claim following notice thereof, the Indemnified Party shall be entitled to assume and control such defense and to settle or agree to pay in full such Third Party Claim without the consent of the Indemnifying Party without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise or discharge does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party and (iii) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third Party Claim. If the Indemnified Party in good faith determines that the conduct of the defense or any proposed settlement of any Third Party Claim would reasonably be expected to affect adversely the Indemnified Party’s Tax liability or the ability of the Company to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third Party Claim, the Indemnified Party shall have the right at all times to take over and control the defense, settlement, negotiation or Litigation relating to any such Third Party Claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and control, the Indemnified Party shall not settle such Third Party Claim without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. In any event, the Sellers and Buyer shall cooperate in the defense of any Third Party Claim subject to this Article 8 and the records of each shall be reasonably available to the other with respect to such defense.

(c) In the event any Indemnifying Party receives notice of a claim for indemnity from an Indemnified Party pursuant to this Section 8.5 that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within twenty Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article 8. The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.

Section 8.6 Exclusive Remedy. Subject to Section 1.3, the Sellers and Buyer hereby agree that following the Closing the sole and exclusive remedy of a party for any monetary claims arising from any breach of this Agreement (other than any action or inaction to the extent constituting fraud or willful misconduct) shall be the indemnification rights set forth in this Article 8; provided, however, that Buyer Indemnitees collectively shall not be entitled to recover from the following Sellers for one or more claims in connection with any fraud more than the following amounts in the aggregate with respect to all such claims: Three Hundred Fifty-One Thousand Five Hundred Eight Dollars ($351,508) from the Dorian Mlsna Trust dated May 27, 1993; One Million Three Hundred Eighteen Thousand Four Hundred Seventy-Nine Dollars ($1,318,479) from the Peter Giammanco, Jr. Marital Trust. In furtherance of the foregoing and subject to the indemnification provisions set forth in this Article 8, (a) Buyer hereby waives, from and after the Closing Date, any and all rights, claims and causes of action any Buyer Indemnitee may have against the Sellers or any of their Affiliates, or their respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives, successors or assigns and (b) the Sellers hereby waive, from and after the Closing Date, any and all rights, claims and causes of action any Seller Indemnitee may have against Buyer or any of its Affiliates, or their respective directors, officers, employees, Affiliates, agents or representatives, successors or assigns, in either case to the extent such rights, claims and causes of action arise under or are based upon any Federal, state, provincial, local or foreign statute, law, ordinance, rule or regulation or otherwise.

Section 8.7 Treatment of Indemnification Payments. Any payment made under Section 8.2 or Section 8.3 shall, except to the extent not permitted by Law, be treated as an adjustment to the Purchase Price for tax reporting purposes.

ARTICLE 9

Definitions

Section 9.1 Certain Terms. The following terms have the respective meanings given to them below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 1.2(b).

“Assets” has the meaning set forth in Section 2.10(a).

“Audited Financial Statements” has the meaning set forth in Section 2.6(a).

“Balance Sheet Date” has the meaning set forth in Section 2.6(a).

“Base Purchase Price” has the meaning set forth in Section 1.2(b).

“Business” means the business and operations of the Company as conducted as of the date hereof and at any time between the date hereof and the Closing.

“Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks are authorized or required by law to be closed in the City of Chicago.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Disclosure Letter” means the letter, dated as of the date hereof, delivered by Buyer to the Sellers prior to the execution of this Agreement and identified as the Buyer Disclosure Letter.

“Buyer Indemnitees” has the meaning set forth in Section 8.2.

“Cash” means cash and cash equivalents.

“Closing” has the meaning set forth in Section 1.1.

“Closing Date” has the meaning set forth in Section 1.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Recitals.

“Company Benefit Plans” means each written or oral employee benefit plan, scheme, program, policy, arrangement and contract (including, but not limited to, any “employee benefit plan”, as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, termination, retention, bonus, change in control or severance plan, program, policy, arrangement or contract) for the benefit of any current or former officer, employee or director of the Company that is maintained or contributed to by the Company or any of its ERISA Affiliates, or with respect to which any of them could incur liability under the Code or ERISA or any similar non-U.S. law.

“Company Securities” has the meaning set forth in Section 2.4(b).

“Company Transaction Expenses” means (i) all third party fees and expenses (other than the DN Advisory Fee) incurred by the Company in connection with the drafting, negotiation, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby (including any amounts payable to any Person engaged by the Company prior to the Closing in respect of any services rendered following the Closing for the benefit of any Seller) including the fees and expenses of the accountants, lawyers, and other advisors of the Company as well as fees and expenses of the lawyers for Fifth Third Bank and SW Pelham Fund II and (ii) any fees and expenses of the Sellers’ Representative and any of its Representatives and Affiliates incurred in connection with the transactions contemplated by this Agreement that are payable by the Company; provided, however, that in no event shall the Company be liable following the Closing for Company Transaction Expenses in an aggregate amount in excess of the amount of Estimated Company Transaction Expenses except to the extent such amounts are included in the computation set forth in Section 1.3(b). For avoidance of doubt, expenses incurred for professional services rendered by JP Morgan Chase and Stout Resius related to pension valuations, Baker Tilly Virchow Krause, LLP regarding the transaction, Huck Bouma regarding the transaction, Cook Alex regarding patent matters and Barnes Thornburg regarding tax matters shall not be considered Company Transaction Expenses and shall be paid by Company as payables in the ordinary course of business.

“Confidentiality Agreement” has the meaning set forth in Section 4.2.

“DN Advisory Fee” means collectively any accrued and unpaid amounts (as of the Closing Date) payable by the Company to DN Partners, LLC, pursuant to that certain letter agreement, dated March 13, 2009, or that certain letter agreement for financial and management consulting services, dated August 1, 2002, by and between the Company and DN Partners, LLC, including any amounts payable as a result of the consummation of the transactions contemplated hereby which, in no event, shall exceed Seven Hundred and Ten Thousand Dollars ($710,000).

“DN Partners” means DN Partners, L.P., a Delaware limited partnership.

“End Date” has the meaning set forth in Section 7.1(b)(i).

“Environmental Law” means any Law regulating or relating to the protection of human health or safety, natural resources or the environment, including Laws relating to contamination and the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of, or exposure to, Hazardous Substances.

“Environmental Permit” means any Permit required pursuant to applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, which, together with such Person, is treated as a single employer under section 414 of the Code.

“Estimated Closing Statement” has the meaning set forth in Section 1.3(b).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 1.3(b).

“Estimated Indebtedness” has the meaning set forth in Section 1.3(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Facility” means any office, plant, transfer station, warehouse or site that the Company currently owns or leases, or that it formerly owned or leased in the conduct of the Business.

“Financial Statements” has the meaning set forth in Section 2.6(a).

“Fundamental Representations” has the meaning set forth in Section 8.1.

“GAAP” has the meaning set forth in Section 2.6(a).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator and any self-regulatory organization.

“Hazardous Substance” means any substance that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum or petroleum products, radon gas, microbiological contamination or related materials, (ii) requires Remedial Action pursuant to any Environmental Law, or is defined, listed or identified as a “hazardous waste”, “hazardous substance”, “toxic substance” or words of similar meaning or effect thereunder or (iii) is regulated under any applicable Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of the Company under credit cards issued by Fifth Third Bank (iii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iv) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practice), (v) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (vi) all obligations of such Person incurred or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practice), (vii) all letters of credit or performance bonds issued for the account of such Person (but only to the extent drawn upon) and (viii) all guaranties and arrangements having the economic effect of a guaranty by such Person of any Indebtedness of any other Person, including all accrued but unpaid interest, fees and expenses thereon and (ix) any interest on and any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment on the Closing Date of any of the types of indebtedness specified in the foregoing clauses (i) through (viii). Notwithstanding the foregoing, for the avoidance of doubt, the cost of the building lease for the Leased Property will not constitute Indebtedness.

“Indemnified Party” has the meaning set forth in Section 8.5(a).

“Indemnifying Party” has the meaning set forth in Section 8.5(a).

“Indemnity Threshold” has the meaning set forth in Section 8.4(a).

“Intellectual Property” means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, Software, Internet Web sites, mask works and other semiconductor chip rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications, Trade Secrets and all similar intellectual property rights.

“Inventory” means all inventory of the Company, whether in the possession of the Company or others, including, without limitation, raw materials, component parts, work-in-progress, finished goods, pallets and packaging materials.

“IRS” means the Internal Revenue Service.

“Kline Bonus Payment” means the amount payable by the Company to Terry L. Kline, pursuant to Section 3(c) of that certain employment agreement dated June 18, 2009, by and between the Company and Mr. Kline.

“Knowledge of Buyer” means the knowledge of Michael B. Clauer and Jeff O’Connell.

“Knowledge of Sellers” means the knowledge of any of the following: any officer of the Company (including, for the avoidance of doubt, Terry L. Kline), John E. Dancewicz or Maury J. Bell.

“Laws” has the meaning set forth in Section 2.13(a).

“Leased Real Property” has the meaning set forth in Section 2.10(d).

“Leases” has the meaning set forth in Section 2.10(d).

“Lien” means, with respect to any property (including shares) or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim in respect of such property or asset.

“Litigation” means any action, cease and desist letter, demand, suit, arbitration proceeding, administrative or regulatory proceeding, citation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Losses” means any damage, loss, liability or expense (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys’ and accountants’ fees and expenses in connection with any Litigation), whether or not involving a Third Party Claim; provided that all Losses related to claims for indemnification shall specifically exclude lost profits, punitive, exemplary, consequential and special damages, other than to the extent payable by an indemnified party in connection with a Third Party Claim and provided further that the foregoing limitation shall not preclude recovery for the diminution in value of an asset as a result of a representation, warranty or covenant being breached.

“Material Adverse Effect” means a material adverse effect on or change to the business, results of operations, condition (financial or otherwise), assets or liabilities of the Company; provided that Material Adverse Effect shall not include changes in business or economic conditions affecting the overall economy or the Company’s industry generally to the extent that the Company is not disproportionately affected thereby in relation to others operating in the same industry.

“Material Contract” has the meaning set forth in Section 2.9(b).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Owned Intellectual Property” has the meaning set forth in Section 2.11(a).

“Permits” has the meaning set forth in Section 2.13(b).

“Permitted Liens” means (i) Liens for Taxes and other governmental charges and assessments not yet due and payable or that are being contested in good faith and for which adequate accruals or reserves have been established on the Reference Balance Sheet,

(ii) Liens of carriers, warehousemen, mechanics, materialmen and other like Liens arising in the ordinary course of business, that are being contested in good faith and for which adequate accruals or reserves have been established on the Reference Balance Sheet, (iii) easements, rights of way, encroachments, zoning ordinances and other similar encumbrances affecting real property and (iv) statutory Liens in favor of lessors arising in connection with any property leased to the Company.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing and, with respect to a Tax period that begins on or before the Closing and ends thereafter, the portion of such Tax period ending on the Closing.

“Preferred Stock” means the Series A Preferred Stock of the Company, having no par value.

“Preferred Stock Redemption Amount” has the meaning set forth in Section 6.2(i).

“Purchase Price” means Twenty-Six Million Three Hundred Eighty-One Thousand Seven Hundred Eighty-Eight and 98/100 Dollars ($26,381,788.98).

“Reference Balance Sheet” means the audited balance sheet of the Company dated as December 31, 2008 and included in the Financial Statements.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Remedial Action” means any action required to investigate, clean up, treat, monitor, remove, remediate or otherwise address or conduct remedial or corrective actions with respect to Hazardous Substances.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.3.

“Sellers’ Disclosure Letter” means the letter, dated as of the date hereof, delivered by the Sellers to Buyer prior to the execution of this Agreement and identified as the Sellers’ Disclosure Letter.

“Sellers’ Representative” has the meaning set forth in Section 1.5(a).

“Shares” has the meaning set forth in the Recitals.

“Software” means all computer software, including but not limited to, application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media, and all related documentation.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing at least fifty percent of such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Tax” means any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security or other similar tax, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

“Tax Agreement” has the meaning set forth in Section 2.17(d).

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

“Tax Return” means any federal, state, local or foreign tax return, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes.

“Third Party” means any Person as defined in this Agreement or in Section 13(d) of the Exchange Act, other than the Sellers or any of its Affiliates or Buyer or any of its Affiliates.

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Trade Secrets” means all inventions, processes, designs, formulae, trade secrets, know-how, ideas, research and development, data, databases and confidential information.

“Treasury Regulations” means the regulations prescribed under the Code.

“Unaudited Financial Statements” has the meaning set forth in Section 2.6(a).

Section 9.2 Construction. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “party” or “parties” shall refer to parties to this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Section and Exhibits of this Agreement unless otherwise specified. All Exhibits and Disclosure Letters annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

ARTICLE 10

Miscellaneous

Section 10.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

if to Buyer,

8607 Roberts Drive

Suite 250

Atlanta, GA 30350

Fax: (770) 645-4810

Telephone: (770) 645-4800

Attention: Mr. Michael B. Clauer

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Fax: (212) 909-6836

Telephone: (212) 909-6178

Attention: Kevin M. Schmidt, Esq.

if to the Sellers,

c/o DN Partners, L.P.

180 North LaSalle Street

Suite 3001

Chicago, Illinois 60601

Fax: 312/332-0856

Telephone: 312/332-7960

Attention: John E. Dancewicz

with a copy to:

Chuhak & Tecson, PC

30 S. Wacker Drive, Suite 2600

Chicago, IL 60606

Fax: (312) 444-9027

Telephone: (312) 855-4321

Attention: Andrew P. Tecson, Esq.

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 10.2 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 10.3 Expenses. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not consummated, shall be paid by the party incurring such cost or expense.

Section 10.4 Governing Law, etc.

(a) THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Buyer and the Sellers hereby irrevocably submit to the jurisdiction of the courts of the State of Illinois and the federal courts of the United States of America located in the Northern District of Illinois solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement and in respect of the transactions contemplated hereby and thereby. Each of Buyer and the Sellers irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, or with respect to any such action or proceeding, shall be heard and determined in such a Illinois State or federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each of Buyer and the Sellers hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that it is not subject to such jurisdiction. Each of Buyer and the Sellers hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Buyer and the Sellers hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.1 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties, and their respective heirs, successors and permitted assigns; provided that except as permitted below, this Agreement shall not be assignable or otherwise transferable by any party without the prior written consent of the other party. Notwithstanding the foregoing, without the consent of the Sellers, Buyer may transfer or assign (including by way of a pledge), in whole or from time to time in part, (a) to one or more of its Affiliates, the right to purchase all or a portion of the Shares, (b) to any acquiror of all or substantially all of the assets or shares of capital stock (or other ownership interests) of the Company (whether by asset purchase, stock purchase, merger, consolidation or otherwise), any or all of its rights hereunder (including its rights to seek indemnification hereunder) or (c) to its lenders or other financing sources any or all of its rights hereunder (including its rights to seek indemnification hereunder) as collateral security, provided that, in the case of clauses (a) and (c), no such transfer or assignment will relieve Buyer of its obligations hereunder. Upon any such permitted assignment, the references in this Agreement to Buyer shall also apply to any such assignee unless the context otherwise requires.

Section 10.6 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including, for the avoidance of doubt, that certain letter agreement, dated July 3, 2009, by and between the Company and Buyer.

Section 10.7 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 10.8 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as provided under Article 8, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BWAY CORPORATION

By:	/s/ Michael B. Clauer
Name: Michael B. Clauer Title: Executive Vice President and Chief Financial Officer

SELLERS: DN PARTNERS, L.P.

By:	DN Funds Manager, L.P., its General Partner

By:	DN Management Services Corp., its General Partner

By:	/s/ John E. Dancewicz
John E. Dancewicz, President

The Dorian Mlsna Trust dated May 7, 1993

By:	/s/ Dorian Mlsnz
Dorian Mlsna, Trustee

The Terry L. Kline Trust dated May 12, 1982

By:	/s/ Terry L. Kline
Terry L. Kline, Trustee

The Charles Hushka Trust dated July 10, 2002

By:	/s/ Charles Hushka
Charles Hushka, Trustee

The Peter Giammanco, Jr. Marital Trust

By:	/s/ Dorian Mlsna
Dorian Mlsna, Trustee